Contact Information Arne Dunhem
Phone: (703) 624-8042
8000 Towers Crescent Drive	E-mail: info@arielway.com
Suite 1220 Vienna, VA 22182 (703) 918-2420 http://www.arielway.com

Ariel Way Significantly Reduces Debt and Liabilities

Vienna, VA, September 18, 2007 -- Ariel Way, Inc., (OTC Bulletin Board: AWYI) a technology and services company for highly secure global communications, multimedia including digital signage solutions and associated technologies, today announced that it has as of September 14, 2007 significantly reduced its debt and liabilities and that the liquidation of dbsXmedia, Ltd has been completed.

Arne Dunhem, Ariel Way chairman, president, and CEO of Ariel Way said, “We are pleased to finally be able to put in place a major plan aiming to significantly improve the value of the Company and therewith the shareholder value.” Arne Dunhem also said, “The burden of the large amount of debt and liabilities that we have carried until now has been a major factor making new financing and the acquisition of new operations very difficult. The significant reduction opens up new alternatives for the Company.”

As of September 14, 2007, the Company had been able to significantly reduce its consolidated debt and liabilities to approximately $1,070,000 from $3,288,087 as of September 30, 2006 and $2,592,990 as of June 30, 2007. The significant reduction is the result of a settlement with Loral Skynet in June, 2007, the liquidation of dbsXmedia, Ltd. (UK), and of the ceasing of the US operation of dbsXmedia, Inc. in April 2006 and resulting liability reductions.

The Management of the Company intends to aggressively continue to attempt to reduce the debt and liabilities of the Company in the very near future with a target of a liability of less than approximately $500,000 before end of this fiscal year ending September 30, 2007. The Management believes this may create alternatives for new financing and the acquisition of new operations to grow the shareholder value.

About Ariel Way
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia including digital signage solutions and associated technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-KSB for the fiscal year ended September 30, 2006 for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward- looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.